EXHIBIT 12.1

                         NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                    THREE MONTHS ENDED   SIX MONTHS ENDED
                                                         JUNE 30             JUNE 30
                                                    -------------------------------------
                                                      1996      1995      1996      1995
                                                    -------   -------   -------   -------
EARNINGS:
Income before income taxes                          $ 331.2   $ 166.1   $ 418.9   $ 170.6
Less:  Income from less than 50%
     owned investees                                    6.8       2.1      10.6       1.8
Add:
     Rent expense representative of interest   (1)     47.7      49.6      93.8      96.0
     Interest expense net of capitalized interest      62.0      96.3     127.7     196.8
     Interest of mandatorily redeemable
        preferred security holder                       6.9      --        13.9      --
     Amortization of debt discount and expense          3.6       3.3       6.5       6.5
     Amortization of interest capitalized               0.7       0.8       1.5       2.0
                                                    -------   -------   -------   -------

     ADJUSTED EARNINGS                              $ 445.3   $ 314.0   $ 651.7   $ 470.1
                                                    =======   =======   =======   =======

FIXED CHARGES:

Rent expense representative of interest        (1)  $  47.7   $  49.6   $  93.8   $  96.0
Interest expense net of capitalized interest           62.0      96.3     127.7     196.8
Interest of mandatorily redeemable
     preferred security holder                          6.9      --        13.9      --
Amortization of debt discount and expense               3.6       3.3       6.5       6.5
Capitalized interest                                    1.4       3.7       3.6       6.1
                                                    -------   -------   -------   -------

     FIXED CHARGES                                  $ 121.6   $ 152.9   $ 245.5   $ 305.4
                                                    =======   =======   =======   =======


RATIO OF EARNINGS TO FIXED CHARGES                     3.66      2.05      2.65      1.54
                                                    =======   =======   =======   =======

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(1)      Calculated as one-third of rentals, which is considered representative of the interest factor.